Exhibit 1.06

For More Information:

Investor Relations Monish Bahl CDC Corporation 678-259-8510 MonishBahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation and its Chief Executive Officer Commence Previously-Announced Share Repurchase
Initiatives

SHANGHAI, ATLANTA, May 29, 2008 - CDC Corporation (NASDAQ: CHINA — News), a leading global enterprise software and new media company, announced today that, as its trading window is now open, the company and its CEO, Peter Yip, have established Rule 10b5-1 trading plans with respect to the repurchase, and purchase, of the company’s common shares.

“We continue to believe that our shares are undervalued by the investment community,” said Peter Yip, CEO of CDC Corporation. “The Company’s share repurchase plan demonstrates our ongoing confidence in our long-term strategy for the company, and I have personally instituted a purchase plan, as well.”

In addition, the minority shareholders of China.com Inc., a majority-owned subsidiary of CDC Corporation, did not approve the previously-announced proposal for China.com to acquire up to (U.S.)$10 million of CDC shares.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About China.com Inc.

China.com is a leading operator of Internet portals, serving a broad range of audiences in China. In 2006, it was chosen as the first company to host Google’s Video Adsense which serves video ads targeted at China’s English-speaking audience. China.com also was appointed by the Jilin government as the exclusive web sponsor of the 2007 Asian Winter Games. China.com was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, our intention to enter into a new Rule 10b5-1 plan with respect to the purchase of CDC shares and the timing thereof, our beliefs regarding the undervalued nature of our shares by the investment community, our beliefs regarding our confidence in our strategy for the company and our future, our beliefs regarding the diversity, financial performance and revenue characteristics and mix of our businesses, our beliefs regarding our ability to grow and take advantage of market opportunities as economic conditions improve, our beliefs regarding our ongoing confidence in our strategy for the company, our beliefs regarding the continuation and extent of management and company purchases of CDC shares, the effect of the company’s new share repurchase program and other statements which are not historic fact. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the ability to integrate operations or new acquisitions in accordance with the company’s and its subsidiaries’ business strategies; (d) the effects of restructurings and rationalization of operations; (e) the ability to address technological changes and developments including the development and enhancement of products; (f) the ability to develop and market successful products and services; (g) the entry of new competitors and their technological advances; (h) the need to develop, integrate and deploy products and services that meet customer’s requirements; (i) the possibility of development or deployment difficulties or delays; (j) the dependence on customer satisfaction with the company’s and its subsidiaries’ products and services; (k) continued commitment to the deployment of the company’s and its subsidiaries’ products and services, including enterprise software solutions; (l) risks involved in developing software solutions and integrating them with third-party software and services; (m) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (n) demand for, and market acceptance of, new and existing enterprise software and services and the positioning of the company’s solutions; (o) the popularity and market acceptance of CDC Games’ existing and new games; and (p) the continued growth of the online games industry in our target markets, including China. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.